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Exhibit 24.1

CONFIRMING STATEMENT

This statement confirms that the undersigned, Thomas Shawn Miller, has authorized and designated Seth Gelman and Waheed Olowa to execute and file on the undersigned behalf of all forms 3, 4 and 5(including any amendments thereto) that the undersigned may be required to file with U.S. Securities Exchange
Commission as a result of the undersigned ownership of or transactions in securities of Brookfield Global Listed Infrastructure Income Fund Inc. (the Company). The authority of Seth Gelman and Waheed Olowa under this statement shall continue until the undersigned is no longer required to file Forms 3, 4 and 5 with regard to the undersigned ownership of or transactions in securities of the Company, unless earlier revoked in writing. The undersigned acknowledges that Seth Gelman and
Waheed Olowa are not assuming, nor is the aforementioned
Company assuming, any of the undersigned responsibilities to comply with Section 16 of the Securities Exchange
Act of 1934.

Date:	May 30, 2017

/s/ Thomas S. Miller

Thomas S. Miller